As filed with the Securities and Exchange Commission on January 3, 2005.
Registration No. ___________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SKYLYNX COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	37-1465836 (I.R.S. Employer Identification No.)

500 John Ringling Boulevard
Sarasota, Florida 34236
                                                   (941) 388-2882
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SKYLYNX COMMUNICATIONS, INC.
AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN
(Full Title of Plan)

Gary L. Brown
President and Chief Executive Officer
500 John Ringling Boulevard
Sarasota, Florida 34236
                                                   (941) 388-2882
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman, Esq.
Clifford L. Neuman P.C.
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.0001 Par Value	2,500,000 shares(1)	$.18(2)	$450,000(2)	$100.00

____________________

(1) The total number of shares of Common Stock, $.0001 par value (the "Common Stock") currently reserved for issuance under the SkyLynx Communications, Inc. Amended and Restated 2003 Equity Incentive Plan (the "Plan") is 2,500,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement.

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated on the basis of the 2,500,000 shares of common stock issuable under the Plan, based on the average of the high and low bid prices of the Company's shares on December 10, 2004.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.      Plan Information.

       The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors, consultants or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. SkyLynx Communications, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to SkyLynx Communications, Inc., 500 Ringling Boulevard, Sarasota, Florida 34236 (telephone number (941) 388-2882), Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, officers, directors, consultants, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).   Securities to be Offered

       On May 7, 2003, the Company undertook a 1-for-7 reverse stock split of all of its unauthorized, issued and outstanding shares of capital stock. All outstanding options of the Company, as well as all shares reserved for issuance under the Company's Amended and Restated 2003 Equity Incentive Plan have been appropriately adjusted to give effect to the reverse stock split. Accordingly, all information provided herein relating to the number of shares and the exercise price of outstanding options is provided on a post-reverse stock split basis so as to give effect to the reverse stock split.

       The Plan was originally adopted and approved by the Board of Directors on December 20, 2002 and the Company's shareholders on March 13, 2003, denominated as the 2002 Equity Incentive Plan. On April 13, 2004, the Board of Directors and shareholder approved amendments to the Plan which were incorporated into the Amended and Restated 2003 Equity Incentive Plan.

       The total number of shares of Common Stock, $.0001 par value (the "Common Stock") currently authorized to be issued under the SkyLynx Communication, Inc. Amended and Restated 2003 Equity Incentive Plan (the "Plan") is 2,500,000. An aggregate of 1,240,457 shares have been issued under the Plan pursuant to stock bonuses granted to employees and consultants for services. An aggregate of 2,500,000 shares remain available for issuance under the Plan, including those shares reserved for issuance pursuant to the exercise of outstanding options, all of which shares the Company hereby registers pursuant to this Registration Statement.

       This Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.     Registration Information and Employee Plan Annual Information.

              The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors, consultants or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

              There are hereby incorporated by reference in this Registration Statement the following documents, all of which were previously filed by the Company with the Commission:
1.

The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, as filed with the Commission on November 16, 2004 as amended on Form 10-KSB/A as filed with the Commission on December 2, 2004.

2.	The Company's Quarterly Report on Form 10-QSB for the period ended September 30, 2004, as filed with the Commission on November 23, 2004.
3.	The Company's Current Report on Form 8-K, Item 5.02, as filed with the Commission on November 26, 2004.
4.	The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

             All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

           Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

       Clifford L. Neuman, legal counsel to the Company, is the beneficial owner of 443,572 shares of the Company's common stock.

Item 6. Indemnification of Directors and Officers.

       The Certificate of Incorporation of the Company, as permitted in Section 102 of the General Corporation Law of the State of Delaware (the "GCL"), eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Delaware law, or (iv) any transaction from which the director derived any improper personal benefit.

       Under the Certificate of Incorporation of the Company, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Company. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine such person is fairly and reasonably entitled to indemnity.

Item 7. Exemption from Registration Claimed.

       Not applicable.

Item 8. Exhibits.
Exhibit Number	Exhibit Description
4.1	SkyLynx Communications, Inc. Amended and Restated 2003 Equity Incentive Plan
5.1	Opinion of Clifford L. Neuman, P.C. as to the legality of the securities being registered
23.1	Consent of Clifford L. Neuman, P.C. to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1
23.2	Consent of Cordovano & Honeck, P. C.
24.1	Powers of Attorney (included with the signature page to this Registration Statement)

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 3rd day of January, 2005.
SKYLYNX COMMUNICATIONS, INC.
By: /s/ Gary L. Brown Gary L. Brown, Chief Executive Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of SkyLynx Communications, Inc., hereby constitutes and appoints Gary L. Brown, Chief Executive Officer and Chairman of the Board of Directors of the Company, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Gary L. Brown Gary L. Brown	President, Chief Executive Officer, Chief Financial Officer and Director	January 3, 2005
/s/ Daniel Sullivan Daniel Sullivan	Chief Financial Officer, Principal Accounting Officer	January 3, 2005
/s/ Stephen L. Rogers Stephen L. Rogers	Director	January 3, 2005
/s/ Kevin Gorman Kevin Gorman	Director	January 3, 2005
/s/ Robert Weiss Robert Weiss	Director	January 3, 2005
/s/ Alfredo Chang Alfredo Chang	Director	January 3, 2005